SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*



                              LifeMinders.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    53219H108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ]    Rule 13d-1(b)

              [ ]    Rule 13d-1(c)

              [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                                  Page 1 of 14
                            Exhibit Index on Page 12

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 53219H108                                               13 G                             Page 2 of 14 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Novak Biddle Venture Partners, L.P. ("NBVP")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]          (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        1,260,372 shares, except that Novak Biddle Company,  L.L.C. ("NBC"), the
              SHARES                          general  partner of NBVP, may be deemed to have sole power to vote these
           BENEFICIALLY                       shares,  and E. Rogers  Novak,  Jr.  ("Novak")  and A.G.W.  Biddle,  III
      OWNED BY EACH REPORTING                 ("Biddle"),  the members of NBC,  may be deemed to have shared  power to
              PERSON                          vote these shares.
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,260,372  shares,  except that NBC, the general partner of NBVP, may be deemed to have sole  power to  dispose of these  shares,  and E.  Rogers
                                              Novak,  Jr. ("Novak") and A.G.W.  Biddle III ("Biddle"),  the members of
                                              NBC, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,260,372
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                     [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 53219H108                                               13 G                             Page 3 of 14 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Novak Biddle Venture Partners II, L.P. ("NBVP II")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]          (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        61,829 shares,  except that Novak Biddle Company II, L.L.C.  ("NBC II"),
              SHARES                          the general partner of NBVP II, may be deemed to have sole power to vote
           BENEFICIALLY                       these shares, and Novak and Biddle, the members of NBC II, may be deemed
           OWNED BY EACH                      to have shared power to vote these shares.
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              61,829 shares,  except that NBC II, the general  partner of NBVP II, may be deemed to have sole power to dispose of these  shares,  and Novak and
                                              Biddle,  the  members of NBC II, may be deemed to have  shared  power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       61,829
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                  [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 53219H108                                               13 G                             Page 4 of 14 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Novak Biddle Company, L.L.C.  ("NBC")
                      Tax ID Number:     54-1846846
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]          (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        1,260,372  shares,  of which  1,260,372 are directly owned by NBVP. NBC,
              SHARES                          the  general  partner of NBVP,  may be deemed to have sole power to vote
           BENEFICIALLY                       these shares, and Novak and Biddle, the members of NBC, may be deemed to
          OWNED BY EACH                       have shared power to vote these shares.
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,260,372  shares,  of which  1,260,372 are directly owned by NBVP. NBC, the general partner of NBVP, may be deemed to have sole power to dispose of these shares, and Novak and Biddle, the members of NBC, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,260,372
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                     [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 53219H108                                               13 G                             Page 5 of 14 Pages
----------------------------------------------------------                     --------------------------------------
------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Novak Biddle Company II, L.L.C.  ("NBC II")
                      Tax ID Number:    54-1947733
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]          (b) [X]
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ --------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              61,829 shares, of  which  61,829 are directly owned by NBVP II.  NBC II,
                NUMBER OF                     the general partner of NBVP II, may be deemed to have sole power to vote
                 SHARES                       these shares, and Novak and Biddle, the members of NBC II, may be deemed
              BENEFICIALLY                    to have shared power to vote these shares.
             OWNED BY EACH
                REPORTING
                 PERSON
                  WITH
                                     -------- -----------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              61,829  shares,  of which 61,829 are directly  owned by NBVP II. NBC II, the  general  partner  of NBVP II,  may be deemed to have sole  power to dispose of these  shares,  and Novak and Biddle,  the members of NBC II, may be deemed to have shared power to dispose of these shares.
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                               See response to row 7.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       61,829
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                  [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.3%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 53219H108                                               13 G                             Page 6 of 14 Pages
----------------------------------------------------------                     --------------------------------------
------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      E. Rogers Novak, Jr. ("Novak")
                                 Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]          (b) [X]
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              0 shares.
                NUMBER OF
                 SHARES              -------- -----------------------------------------------------------------------
              BENEFICIALLY
             OWNED BY EACH
                REPORTING
                 PERSON              6        SHARED VOTING POWER
                  WITH                        1,322,201  shares,  of which  1,260,372  are directly  owned by NBVP and
                                              61,829  are  directly  owned by NBVP II.  Novak is a member of NBC,  the general  partner of NBVP, and is a member of NBC II, the general partner of NBVP II, and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,322,201  shares,  of which  1,260,372  are directly  owned by NBVP and
                                              61,829  are  directly  owned by NBVP II.  Novak is a member of NBC,  the general  partner of NBVP, and is a member of NBC II, the general partner of NBVP II, and may be deemed to have  shared  power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,322,201
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                     [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.5%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 53219H108                                               13 G                             Page 7 of 14 Pages
----------------------------------------------------------                     --------------------------------------
------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      A.G.W. Biddle, III ("Biddle")
                                 Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                NUMBER OF                                   0 shares.
                 SHARES
              BENEFICIALLY           -------- -----------------------------------------------------------------------
             OWNED BY EACH
                REPORTING
                 PERSON
                  WITH               6        SHARED VOTING POWER
                                              1,322,201  shares,  of which  1,260,372  are directly  owned by NBVP and
                                              61,829 are  directly  owned by NBVP II.  Biddle is a member of NBC,  the general  partner of NBVP, and is a member of NBC II, the general partner of NBVP II, and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,322,201  shares,  of which  1,260,372  are directly  owned by NBVP and
                                              61,829 are  directly  owned by NBVP II.  Biddle is a member of NBC,  the general  partner of NBVP, and is a member of NBC II, the general partner of NBVP II, and may be deemed to have  shared  power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,322,201
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                     [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.5%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

                           SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER

                  LifeMinders.com, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  1110 Herndon Parkway, Herndon, VA 20170

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Novak Biddle Venture Partners, L.P., a Delaware limited partnership ("NBVP"), Novak Biddle Venture Partners II, L.P., a Delaware limited partnership ("NBVP II"), Novak Biddle Co., L.L.C., a Delaware limited liability company ("NBC"), Novak Biddle Co. II, L.L.C., a Delaware limited liability company ("NBC II"), E. Rogers Novak, Jr. ("Novak") and A.G.W. Biddle, III ("Biddle"), the members of NBC and NBC II. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  NBC, the general partner of NBVP, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by NBVP. NBC II, the general partner of NBVP II, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by NBVP II. Novak and Biddle are members of NBC and NBC II and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by NBVP and NBVP II.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Novak Biddle Venture Partners
                  1750 Tyson Boulevard, Suite 1190
                  McLean, Virginia 22102

ITEM 2(C)         CITIZENSHIP

                  NBVP and NBVP II are Delaware limited partnerships. NBC and NBC II are Delaware limited liability companies. Novak and Biddle are United States citizens.

ITEM 2(D) AND (E).         TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock

                  CUSIP # 53219H108

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

                  (a)      Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                  (b)      Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:

                                    See Row 5 of cover  page for each  Reporting
                                    Person.

                           (ii)     Shared power to vote or to direct the vote:

                                    See Row 6 of cover  page for each  Reporting
                                    Person.

                           (iii) Sole power to dispose or to direct the disposition of:

                                    See Row 7 of cover  page for each  Reporting
                                    Person.

                           (iv) Shared power to dispose or to direct the disposition of:

                                    See Row 8 of cover  page for each  Reporting
                                    Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON.

                  Under certain circumstances set forth in the limited partnership agreements of NBVP and NBVP II, and the limited liability company agreements of NBC and NBC II, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10.          CERTIFICATION.

                  Not applicable

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2000

                                        NOVAK BIDDLE COMPANY, L.L.C.,
                                        a Delaware Limited Liability Company

                                         By: /s/  A.G.W. Biddle, III
                                             -----------------------------------
                                             A.G.W. Biddle, III, Member

                                        NOVAK BIDDLE VENTURE PARTNERS, L.P.,
                                        a Delaware Limited Partnership

                                        By: Novak Biddle Company, L.L.C.,
                                            a Delaware Limited Liability Company
                                            Its General Partner

                                         By: /s/  A.G.W. Biddle, III
                                             -----------------------------------
                                             A.G.W. Biddle, III, Member

                                        NOVAK BIDDLE COMPANY II, L.L.C.
                                        a Delaware Limited Liability Company

                                         By: /s/  A.G.W. Biddle, III
                                             -----------------------------------
                                             A.G.W. Biddle, III, Member

                                        NOVAK BIDDLE VENTURE PARTNERS II, L.P.
                                        a Delaware Limited Partnership

                                        By: Novak Biddle Company II,  L.L.C.,
                                            a Delaware Limited Liability Company
                                            Its General Partner

                                         By: /s/  A.G.W. Biddle, III
                                             -----------------------------------
                                             A.G.W. Biddle, III, Member

                                                                   Page 11 of 14
                                        E. ROGERS NOVAK, JR.

                                        By:      /s/ E. Rogers Novak, Jr.
                                                 -------------------------
                                                 E. Rogers Novak, Jr.



                                        A.G.W. BIDDLE, III

                                        By:       /s/  A.G.W. Biddle, III
                                                 ------------------------
                                                    A.G.W. Biddle, III

                                  EXHIBIT INDEX

                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------
Exhibit A:  Agreement of Joint Filing                                 13

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Lifeminders.com, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 10, 2000


February 10, 2000                 NOVAK BIDDLE COMPANY, L.L.C.,
                                  a Delaware Limited Liability Company

                                  By:      /s/  A.G.W. Biddle, III
                                           -----------------------
                                           A.G.W. Biddle, III, Member

February 10, 2000                 NOVAK BIDDLE VENTURE PARTNERS, L.P.,
                                  a Delaware Limited Partnership

                                  By:      Novak Biddle Company,  L.L.C.,
                                           a Delaware Limited Liability Company
                                           Its General Partner



                                  By:      /s/  A.G.W. Biddle, III
                                           -----------------------
                                           A.G.W. Biddle, III, Member

February 10, 2000                 NOVAK BIDDLE COMPANY II, L.L.C.
                                  a Delaware Limited Liability Company

                                  By:      /s/  A.G.W. Biddle, III
                                           -----------------------
                                           A.G.W. Biddle, III, Member

February 10, 2000                 NOVAK BIDDLE VENTURE PARTNERS II, L.P.
                                  a Delaware Limited Partnership

                                  By:      Novak Biddle Company II,  L.L.C.,
                                           a Delaware Limited Liability Company
                                           Its General Partner


                                  By:      /s/  A.G.W. Biddle, III
                                           -----------------------
                                               A.G.W. Biddle, III, Member

February 10, 2000                 By:      /s/  E. Rogers Novak, Jr.
                                           -------------------------
                                           E. Rogers Novak, Jr.



February 10, 2000                 By:      /s/ A.G.W. Biddle, III
                                           ----------------------
                                           A.G.W. Biddle, III